                                      PowerShares DB Crude Oil Double Long ETN
                                      PowerShares DB Crude Oil Long ETN
                                      PowerShares DB Crude Oil Short ETN
                                      PowerShares DB Crude Oil Double Short ETN
Filed pursuant to Rule 433
Registration Statement 333-137902
Dated 5 November 2008
Index data as of 30 September 2008

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Description

The PowerShares DB Crude Oil Double Long Exchange Traded Note (Symbol: DXO),
PowerShares DB Crude Oil Long Exchange Traded Note (Symbol: OLO), PowerShares
DB Crude Oil Short Exchange Traded Note (Symbol: SZO) and PowerShares DB Crude
Oil Double Short Exchange Traded Note (Symbol: DTO) (collectively, the
"PowerShares DB Crude Oil ETNs") are the first U.S. exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of an oil-based commodity index.

All of the PowerShares DB Crude Oil ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index -- Oil, which is composed of certain crude oil futures contracts. The Long and Double Long ETNs are based on the
Optimum Yield(TM) version of the Index, and the Short and Double Short ETNs are
based on the standard version of the index.

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PowerShares DB Crude Oil ETN & Index Data
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Ticker symbols
Crude Oil Double Long                   DXO
Crude Oil Long                          OLO
Crude Oil Short                         SZO
Crude Oil Double Short                  DTO
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Intraday indicative value
symbols
Crude Oil Double Long                 DXOIV
Crude Oil Long                        OLOIV
Crude Oil Short                       SZOIV
Crude Oil Double Short                DTOIV
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CUSIP symbols
Commodity Double Long             25154K882
Commodity Long                    25154K866
Commodity Short                   25154K874
Commodity Double Short            25154K809
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Details
ETN price at listing                 $25.00
Inception date                      6/16/08
Maturity date                       7/01/38
Yearly investor fee                   0.75%
Listing exchange                  NYSE Arca
DB Optimum Yield(TM) Crude Oil
Index                              DBLCOCLT
DB Standard Crude Oil Index         DBRCLTR
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Issuer
Deutsche Bank AG, London Branch
Long-term Unsecured
Obligations(2)
S&P rating                              AA-
Moody's rating                          Aa1

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Fund Performance & Index History(%)(1)
                                         1 Year   3 Year   5 Year   10 Year   Inception
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Index
Deutsche Bank Liquid Commodity Index --
Optimum Yield Oil
+2x Levered                               64.31    16.97    64.75    56.70      -45.06
Deutsche Bank Liquid Commodity Index --
Optimum Yield Oil
+1x Levered                               36.37    13.49    34.18    31.33      -24.14
Deutsche Bank Liquid Commodity Index --
Oil
-1x Levered                               29.32    -7.40   -20.81   -24.56       30.10
Deutsche Bank Liquid Commodity Index --
Oil
-2x Levered                              -57.36   -24.01   -44.48   -52.52       63.85
Comparative Indexes(3)
S&P 500                                  -21.98     0.22     5.17     3.06      -13.12
Lehman U.S. Aggregate Bond                 3.65     4.15     3.78     5.20        0.47
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Source: DB, Bloomberg

1 Index history is for illustrative purposes only and does not represent actual
PowerShares DB Crude Oil ETN performance. PowerShares DB Crude Oil ETN hypothetical historical performance is based on a combination of the monthly returns from the relevant Commodity Index (as defined below) plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Crude Oil ETNs, less the investor fee. Index history for the Long and Double Long ETNs is based on the Deutsche Bank Liquid Commodity Index -- Optimum Yield Crude Oil(TM), and
index history for the Short and Double Short ETNs is based on the standard version of the Deutsche Bank Liquid Commodity Index -- Light Crude(TM) (the
"Commodity Indexes"). The Commodity Indexes are intended to reflect changes in the market value of certain crude oil futures contracts. The T-Bill Index is intended to approximate returns from investing in 3-month United States
Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS. For current index and PowerShares DB Crude Oil
ETN performance, go to dbfunds.db.com/notes.

2 The PowerShares DB Crude Oil ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the
PowerShares DB Crude Oil ETNs.

An investment in the PowerShares DB Crude Oil ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

    powersharesetns.com | dbfunds.db.com/notes 800.983.0903 | 877.369.4617
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                                      PowerShares DB Crude Oil Double Long ETN
                                      PowerShares DB Crude Oil Long ETN
                                      PowerShares DB Crude Oil Short ETN
                                      PowerShares DB Crude Oil Double Short ETN

Index data as of 30 September 2008
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Volatility(%)1, (3)
                           Index   Index  Index   Index
                             +2x     +1x    -1x     -2x
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1 year                     70.45   35.18  36.12   72.23
3 year                     53.06   26.47  29.33   58.57
5 year                     51.28   25.57  29.07   58.03
10 year                    54.34   27.15  33.78   67.55
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10-Year Historical Correlation1, (3)
                           Index   Index  Index   Index
                             +2x     +1x    -1x     -2x
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S&P 500                     0.02    0.02   0.03    0.03
Lehman U.S. Agg.           -0.03   -0.03  -0.02   -0.02
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Annual Index Performance(%)(1)
                           Index   Index  Index   Index
                             +2x     +1x    -1x     -2x
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1993                      -43.69  -22.98  54.35  124.54
1994                       13.44    9.40 -27.41  -52.84
1995                       59.92   31.25 -20.25  -41.42
1996                      300.37  113.38 -53.14  -81.65
1997                      -46.02  -23.24  47.17   98.02
1998                      -65.64  -38.32  75.15  156.52
1999                      220.42   92.35 -61.70  -91.23
2000                       60.73   37.85 -38.26  -71.50
2001                       -8.17   -1.28  31.86   58.60
2002                       93.91   42.82 -42.48  -71.55
2003                       83.96   39.90 -29.41  -55.28
2004                      150.36   64.81 -38.56  -67.75
2005                       96.49   46.36 -19.44  -41.25
2006                       -5.65    1.57  22.56   36.16
2007                       74.65   38.05 -33.15  -61.35
2008 YTD                   12.02   10.77 -12.43  -30.49

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What are the PowerShares DB Crude Oil ETNs?

The PowerShares DB Crude Oil ETNs are senior unsecured obligations issued by
Deutsche Bank AG, London Branch that are linked to a total return version of a
Deutsche Bank crude oil index. The Long and Double Long ETNs are linked to the
Deutsche Bank Liquid Commodity Index -- Crude Oil Optimum Yield(TM), and the
Short and Double Short ETNs are linked to the standard version of the Deutsche
Bank Liquid Commodity Index. Both indexes are designed to reflect the performance of certain crude oil futures contracts. The Optimum Yield(TM)
version of the index attempts to minimize the negative effects of contango and maximize the positive effects of backwardation by applying flexible roll rules to pick a new futures contract when a contract expires. The standard version of the index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a pre-defined expiration date.

Investors can buy and sell the PowerShares DB Crude Oil ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.
Investors may redeem the PowerShares DB Crude Oil ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.

Benefits & Risks of PowerShares DB Crude Oil ETNs

ETNs are some of the more benefit-rich investment vehicles available in the marketplace today.

Benefits                           Risks
o Leveraged and short notes        o Non-principal protected
o Low cost                         o Leveraged losses
o Intraday access                  o Subject to an investor fee
o Listed                           o Limitations on repurchase
o Transparent                      o Concentrated exposure
o Tax treatment(4)                 o Acceleration risk

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3 The S&P 500(R) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Lehman Aggregate Total Return Bond Value Unhedged USD Index is a
measurement of change in bond market conditions based on the performance of a specified group of bonds. Correlation is a measure of similarity in performance. Volatility is the annualized standard deviation of monthly index returns.

4 Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

    Long, Short, and Leveraged exposure to commodities has never been easier.SM
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Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds.db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling
800.983.0903 | 877.369.4617, or you may request a copy from any dealer
participating in this offering.

The PowerShares DB Crude Oil ETNs are unsecured obligations of Deutsche Bank
AG, London Branch, and the amount due on the PowerShares DB Crude Oil ETNs is entirely dependant on Deutsche Bank AG, London Branch's ability to pay. The rating of Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB Crude Oil ETNs other than Deutsche Bank
AG, London Branch's ability to meet its obligations. The PowerShares DB Crude
Oil ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Crude Oil ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the
PowerShares DB Crude Oil ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Crude Oil ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Crude Oil ETNs is zero, your investment will expire worthless. Deutsche Bank may accelerate the PowerShares DB Crude
Oil ETNs upon a regulatory event affecting the ability to hedge the PowerShares
DB Crude Oil ETNs. An investment in the PowerShares DB Crude Oil ETNs may not be suitable for all investors.

The PowerShares DB Crude Oil ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of units that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the prospectus. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the
PowerShares DB Crude Oil ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Crude Oil ETNs are concentrated in crude oil futures contracts. The market value of the PowerShares DB Crude Oil ETNs may be influenced by many unpredictable factors, including, among other things, volatile agriculture prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The
PowerShares DB Crude Oil ETNs are concentrated in a single commodity, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity.

The PowerShares DB Crude Oil Double Long ETN and PowerShares DB Crude Oil
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the PowerShares DB Crude Oil ETNs' investment objectives, risks, charges and expenses carefully before investing.

(C) 2008 Invesco PowerShares Capital Management LLC
P-DBCRUDE-ETN-PC-1  10/08  powersharesetns.com |

               dbfunds.db.com/notes 800.983.0903 | 877.369.4617
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